Bank of Commerce Holdings
NASDAQ: BOCH
Company Press Release

          For information contact:
Michael C. Mayer, President & CEO
Telephone (530) 224-7361
Linda J. Miles, Chief Financial Officer
Telephone (530) 224-7318
www.reddingbankofcommerce.com

Exhibit 99.1

For immediate release:

Bank of Commerce Holdings, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™ announces cash dividend of $0.06 per share for the quarter

REDDING, California, March 17, 2005/ PR Newswire— Michael C. Mayer, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $450 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™ today announced a $0.06 cents per share dividend for the quarter.

“At the Board’s March meeting, the Directors decided to abandon the annual dividend payment strategy and have directed management to make recommendations for cash dividends on a quarterly basis. Based upon this new dividend payment plan, the Board of Directors has voted to pay a $0.06 per share dividend. The change in dividend payment schedule is designed to bring our Company in line with other financial equity investments”, said Michael C. Mayer, President & CEO.

The $0.06 quarterly cash dividend will be paid to shareholders of record as of March 31, 2005, payable on April 8, 2005.

Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of RBC, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of RBC located in Citrus Heights, California. Bank of Commerce Mortgage operates a full-service mortgage brokerage located at 1024 Mistletoe Lane, Redding, California.

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